UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2005

IMCLONE SYSTEMS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-19612	04-2834797
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Varick Street

New York, New York 10014

(Address of principal executive offices) (Zip Code)

(212) 645-1405

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 16, 2005, the Board of Directors (the “Board”) of ImClone Systems Incorporated (the “Company”) and the Compensation Committee of the Board approved the acceleration of vesting of unvested stock options with exercise prices equal to or greater than $33.44 per share (the closing price of the Company’s common stock on the NASDAQ National Market on December 16, 2005) outstanding as of December 16, 2005.  The stock options had been previously awarded to Company employees and other eligible participants, including officers and non-employee directors, under the ImClone Systems Incorporated 2002 Stock Option Plan and ImClone Systems Incorporated 2005 Inducement Stock Option Plan, each as amended in connection with the foregoing acceleration, together with the ImClone Systems Incorporated 1998 Non-Qualified Stock Option Plan (each, a “Plan”).  Options to purchase approximately 2,805,169 shares of the Company’s common stock are subject to this acceleration.  Of this amount, approximately 163,750 options are held by non-employee directors, with a weighted average exercise price of $45.00 per share, and 628,347 options are held by officers (i.e., Company employees at the level of Vice President and above), with a weighted average exercise price of $44.32 per share, including the following officers who are anticipated to be the five most highly compensated:

Officer	Title	Aggregate Number of Shares Issuable Upon Exercise of Accelerated Options	Weighted Average Exercise Price Per Share

Philip Frost, M.D., Ph.D.	Interim Chief Executive Officer and Chief Scientific Officer	100,000	$43.93
Eric K. Rowinsky, M.D.	Senior Vice President, Clinical Research and Chief Medical Officer	75,000	$42.52
Michael J. Howerton	Senior Vice President and Chief Financial Officer	52,500	$68.62
Joseph Tarnowski, Ph.D.	Senior Vice President, Manufacturing Operations and Product Development	13,750	$42.22
Ronald A. Martell	Senior Vice President, Commercial Operations	18,750	$41.57

As of January 3, 2006, 63,750 of the 163,750 accelerated stock options held by non-employee directors would have otherwise vested and become exercisable pursuant to their terms.  As of December 31, 2005, 145,983 of the 628,347 accelerated stock options held by Company officers would have otherwise vested and become exercisable pursuant to their terms.  Of this amount, 11,250 of the 52,500 accelerated stock options held by Mr. Howerton, 10,000 of the 13,750 accelerated stock options held by Dr. Tarnowski and 12,500 of the 18,750 accelerated stock options held by Mr. Martell would have otherwise vested and become exercisable pursuant to their terms as of December 31, 2005.

The Board required each non-employee director and, as a condition to continued employment, each officer of the Company, to agree to refrain from selling, transferring, pledging or otherwise disposing of shares of Company common stock acquired upon any exercise of subject stock options (other than sales by such persons to fund the exercise price or to satisfy minimum statutory withholding on such exercise, each in accordance with the applicable Plan and the Company’s existing policies and procedures) until the date on which the exercise would have been permitted under the stock option’s pre-acceleration vesting terms or pursuant to the ImClone Systems Incorporated Change-in-Control Plan or, if earlier, the officer’s last day of employment with, or director’s last day of service as a director of, the Company.  The form of Lock-Up Agreement is attached hereto as Exhibit 10.1.

The decision to accelerate vesting of these “underwater” stock options was made primarily to minimize future compensation expense that the Company would otherwise have been required to recognize in its consolidated statements of operations pursuant to Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment,” which becomes effective as to the Company for its first fiscal year beginning after June 15, 2005. The Company believes that the aggregate future expense that will be eliminated as a result of this acceleration of vesting is approximately $22.5 million in 2006 and $9.5 million in 2007.

ITEM 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Lock-Up Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCLONE SYSTEMS INCORPORATED (Registrant)

Dated: December 21, 2005	By:	/s/ Erik D. Ramanathan
Erik D. Ramanathan
Vice President, General Counsel